Exhibit 99.1

Universal Insurance Holdings, Inc. Insurance Subsidiaries

Complete 2019-2020 Reinsurance Programs

•	Successfully secured more catastrophe coverage than at any point in the history of the Company.

•	Top level of UPCIC reinsurance tower provides coverage to beyond the 1-in-300 year level.(1)

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Total cost of the 2019-2020 reinsurance program for UPCIC and APPCIC projected to be approximately 33.3% of estimated direct earned premium for the 12-month treaty period compared to 31.2% at this time last year reflecting a 6.7% year-over-year increase.

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The largest private reinsurance participants all maintain a rating from S&P Global of A+ or higher (Nephila Capital via Allianz Risk Transfer, Everest Re, RenaissanceRe, Munich Re, Arch Re, Chubb Tempest Re and Lloyd’s of London syndicates).

(1) Using RMS modeling estimates as of 3/31/18.

Fort Lauderdale, Fla., May 31, 2019 – Universal Insurance Holdings, Inc. (NYSE: UVE) today announced the completion by Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC”), the Company’s wholly-owned insurance company subsidiaries, of their 2019-2020 reinsurance programs, effective June 1, 2019.

“We are pleased to announce the completion and outcome of the 2019-2020 reinsurance programs for both of our insurance companies,” said Jon W. Springer, President and Chief Risk Officer of the Company. “While this renewal process consumed a greater period of time than prior years, we are pleased with the end result. We respect our reinsurance partners’ evolving view of risk and see the pricing level changes as reasonable given the recent loss experience. Importantly, we successfully secured more catastrophe coverage than at any point in the history of the Company while maintaining our core relationships with our reinsurance partners.”

UPCIC expanded the top of its reinsurance tower for a single Florida event to $3.28 billion, an increase of $134 million over the final 2018-2019 program. Importantly, $1.3 billion of this coverage has limits that automatically reinstate to ensure a certain level of protection in multi-event scenarios.

To further insulate for future years, UPCIC secured $222.6 million of new catastrophe capacity with contractually agreed limits that extend coverage to the 2020 wind season or beyond. In total, UPCIC now has $382.6 million of this multi-year capacity, all of which is below the Florida Hurricane Catastrophe Fund layer, where reinsurance costs are the highest.

UPCIC increased its first event catastrophe retention for a Florida loss from $35 million to $43 million. This change in Florida retention is the first since 2015 and comes following several years of growing total insured value. A $43 million retention loss would still represent less than 6% on an after-tax basis of UVE’s stockholder’s equity as of March 31, 2019. UPCIC also increased its first event catastrophe retention for a loss involving states other than Florida from $5 million to $10 million. This change in Non-Florida retention is the first since the inception of this program in 2016 and comes following three years of growing total insured value by more than 30% each year.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 18 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

Investor Relations Contact:

Rob Luther, 954-958-1200 ext. 6750

VP, Corporate Development, Strategy & IR

rluther@universalproperty.com

Media Relations Contact:

Andy Brimmer / Mahmoud Siddig, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher

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